Filed Pursuant to Rule 424(b)(3)
File Number 333-146629
File Number 333-140636

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated June 6, 2008
to Prospectus dated May 8, 2008
(Registration No. 333-146629 and Registration No. 333-140636)

INTERNATIONAL FIGHT LEAGUE, INC.

     This Prospectus Supplement No. 2 dated June 6, 2008 (this “prospectus supplement”) supplements our prospectus dated May 8, 2008 (the “prospectus”). The prospectus covers 58,682,180 shares of our common stock that may be offered for resale by the selling stockholders named in the prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to the prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

You should read this prospectus supplement in conjunction with the prospectus and prospectus supplement no. 1. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements to the prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol “IFLI.” The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on June 5, 2008 was $0.04.

Investing in our common stock involves a high degree of risk.

Before purchasing shares of our common stock, you should carefully consider the risk factors beginning on page 8 of the prospectus, as these risk factors may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

On May 30, 2008, Kurt Otto voluntarily resigned from the Board of Directors of International Fight league, Inc.

The date of this prospectus supplement is June 6, 2008.